Exhibit 99.2

Part II. Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Note: The information contained in this Item has been updated for the changes to our reportable segments. This Item has not been updated for any other changes since the filing of the 2014 Annual Report on Form 10-K (“2014 Form 10-K”). For developments subsequent to the filing of the 2014 Form 10-K, refer to our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015.

Segments

As part of our continuous review of the business, we evaluated our current assets and operations, and realigned our reportable segments, effective January 1, 2015. Accordingly, we have four reportable segments: Core Online Travel Agencies (“Core OTA”), trivago, Egencia and eLong. Our Core OTA segment provides a full range of travel and advertising services to our worldwide customers through a variety of brands including: Expedia.com and Hotels.com in the United States and localized Expedia and Hotels.com websites throughout the world, Expedia Affiliate Network, Hotwire.com, Travelocity, Venere, Wotif Group, CarRentals.com, and Classic Vacations. Our trivago segment, which resulted from our acquisition of trivago GmbH on March 8, 2013, generates advertising revenue primarily from sending referrals to online travel companies and travel service providers from its hotel metasearch websites. Our Egencia segment provides managed travel services to corporate customers worldwide. Our eLong segment specializes in mobile and online travel services in China.

Operating Metrics

Our operating results are affected by certain metrics, such as gross bookings and revenue margin, which we believe are necessary for understanding and evaluating us. Gross bookings represent the total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking reflecting the total price due for travel by travelers, including taxes, fees and other charges, and are generally reduced for cancellations and refunds. As travelers have increased their use of the internet to book travel arrangements, we have generally seen our gross bookings increase, reflecting the growth in the online travel industry, our organic market share gains and our business acquisitions. Revenue margin is defined as revenue as a percentage of gross bookings.

Gross Bookings and Revenue Margin

	Year ended December 31,			% Change
	2014	2013	2012	2014 vs 2013	2013 vs 2012
	($ in millions)
Gross Bookings
Core OTA	$42,869	$32,971	$29,136	30%	13%
trivago	—	—	—	N/A	N/A
Egencia	5,149	4,533	3,585	14%	26%
eLong	2,429	1,939	1,238	25%	57%

Total gross bookings	$50,447	39,443	$33,959	28%	16%

Revenue Margin
Core OTA	11.4%	12.3%	12.4%
trivago	N/A	N/A	N/A
Egencia	7.8%	8.1%	8.1%
eLong	7.3%	8.5%	9.5%
Total revenue margin	11.4%	12.1%	11.9%

The increase in worldwide gross bookings in 2014 as compared to 2013 was primarily driven by 26% growth in hotel room nights and 28% increase in air tickets. The increase in worldwide gross bookings in 2013 as compared to 2012 was primarily driven by 23% growth in hotel room nights and 9% increase in air tickets.

Revenue margin decreased in 2014 compared to 2013 primarily due to lower revenue per room night, partially offset by the growth in advertising and media revenue. Revenue margin increased in 2013 compared to 2012 due to a favorable mix shift to our higher margin products, including hotel revenue as well as advertising and media revenue, partially offset by lower revenue per room night on our hotel product. The increase in revenue margin related to advertising and media revenue is primarily due to the 2013 acquisition of trivago, a metasearch company, which does not have associated gross bookings. However, trivago is included in revenue used to calculate total revenue margin.

Results of Operations

Revenue

	Year ended December 31,			% Change
	2014	2013	2012	2014 vs 2013	2013 vs 2012
	($ in millions)
Revenue by Segment
Core OTA	$4,904	$4,069	$3,621	21%	12%
trivago (Third-party revenue)	281	173	—	62%	N/A
Egencia	400	365	291	10%	25%
eLong	178	164	118	9%	39%

Total revenue	$5,763	$4,771	$4,030	21%	18%

In 2014, revenue increased primarily due to growth in hotel and advertising and media revenue. In 2013, revenue increased primarily due to an increase in worldwide hotel revenue as well as advertising and media revenue at our trivago and Core OTA segments. Acquisitions added approximately 1% and 5% to the year-over-year growth rates in total revenue for 2014 and 2013.

Worldwide hotel revenue increased 18% in 2014 primarily due to a 26% increase in room nights stayed driven by Brand Expedia and Hotels.com, partially offset by a 6% decrease in revenue per room night. Revenue per room night decreased primarily due to efforts to expand the size and availability of the global hotel supply portfolio as well as promotional activities such as growing loyalty programs. This decline was partially offset by a 2% increase in ADRs in 2014 compared to 2013. Revenue per room night is expected to continue to decline in 2015. In addition, ADRs are expected to be negative year-over-year in 2015 primarily due to foreign exchange. Worldwide hotel revenue increased 15% in 2013 primarily due to a 23% increase in room nights stayed driven by eLong, Brand Expedia and Hotels.com, partially offset by a 7% decrease in revenue per room night. Revenue per room night decreased primarily due to efforts to expand inventory availability as well as our global supply portfolio, including contracts signed as part of our ETP program, continued hotel mix shift to Asia-Pacific and promotional activities, such as couponing and growing our loyalty programs’ membership.

Worldwide air revenue increased 22% in 2014 primarily due to a 28% increase in air tickets sold, partially offset by a 5% decrease in revenue per air ticket. Air tickets sold growth was primarily driven by Brand Expedia, including the Travelocity-branded websites. Worldwide air revenue increased 14% in 2013 primarily due to a 9% increase in air tickets sold and 4% increase in revenue per air ticket. The increase in air tickets sold primarily relates to growth at Brand Expedia and Egencia.

The remaining worldwide revenue, other than hotel and air discussed above, which includes advertising and media, car rental, destination services and fees related to our corporate travel business, increased by 29% in 2014 as compared to 2013 primarily due to strong growth in advertising and media revenue as well as growth in our travel insurance and car rental products. The remaining worldwide revenue increased by 37% in 2013 as compared to 2012 primarily through strong growth in advertising and media revenue generated by the trivago acquisition, growth in fees related to our corporate travel business as a result of the VIA Travel acquisition as well as an increase in insurance revenue.

In addition to the above segment and product revenue discussion, our revenue by business model is as follows:

	Year ended December 31,			% Change
	2014	2013	2012	2014 vs 2013	2013 vs 2012
	($ in millions)
Revenue by Business Model
Merchant	$3,749	$3,360	$3,075	12%	9%
Agency	1,535	1,092	824	41%	32%
Advertising and media	479	319	131	50%	144%

Total revenue	$5,763	$4,771	$4,030	21%	18%

The increase in merchant revenue in 2014 and 2013 was primarily due to the increase in merchant hotel revenue driven by an increase in room nights stayed.

The increase in agency revenue in 2014 was primarily due to the growth in agency hotel and air. The increase in agency revenue in 2013 was primarily due to growth in our agency hotel business, corporate travel business as well as an increase in agency air revenue.

The increase in advertising and media revenue in 2014 was primarily due to strong growth in trivago and Expedia Media Solutions. The increase in advertising and media revenue in 2013 was primarily due to revenue generated by trivago.

Cost of Revenue

	Year ended December 31,			% Change
	2014	2013	2012	2014 vs 2013	2013 vs 2012
	($ in millions)
Customer operations	$536	$481	$445	11%	8%
Credit card processing	414	358	281	16%	28%
Data center and other	229	199	173	16%	15%

Total cost of revenue	$1,179	$1,038	$899	14%	16%

% of revenue	20.5%	21.8%	22.3%

Cost of revenue primarily consists of (1) customer operations, including our customer support and telesales as well as fees to air ticket fulfillment vendors, (2) credit card processing, including merchant fees, charge backs and fraud, and (3) other costs, primarily including data center costs to support our websites, supplier operations, destination supply, certain pre-purchased hotel supply, and stock-based compensation.

In 2014, the increase in cost of revenue expense was driven by $56 million of higher net credit card processing costs, including fraud and charge backs, related to growth of our merchant bookings as well as $55 million increases in customer operations expenses primarily due to an increase in transaction costs and volumes period over period.

In 2013, the increase in cost of revenue expense was primarily driven by higher net credit card processing costs, including fraud and charge backs, of $77 million related to our merchant bookings. In addition, higher customer operations expenses drove an additional $36 million of the increase driven in large part by higher headcount costs related to our VIA Travel acquisition.

Selling and Marketing

	Year ended December 31,			% Change
	2014	2013	2012	2014 vs 2013	2013 vs 2012
	($ in millions)
Direct costs	$2,256	$1,714	$1,301	32%	32%
Indirect costs	552	482	420	15%	15%

Total selling and marketing	$2,808	$2,196	$1,721	28%	28%

% of revenue	48.7%	46.0%	42.7%

Selling and marketing expense primarily relates to direct costs, including traffic generation costs from search engines and internet portals, television, radio and print spending, private label and affiliate program commissions, public relations and other costs. The remainder of the expense relates to indirect costs, including personnel and related overhead in our various Core OTA brands, global supply organization, Egencia and trivago as well as stock-based compensation costs.

Selling and marketing expenses increased $612 million in 2014 compared to 2013 driven by increase of $542 million in direct costs, including online and offline marketing expenses. Brand Expedia, including commissions related to the Travelocity agreement, trivago and Hotels.com accounted for the majority of the total direct cost increase. In addition, higher personnel expenses of $70 million also contributed to the increase and were driven by the ramping up of hiring in the lodging supply organization, which is expected to continue into 2015, and additional personnel at trivago and certain of our Core OTA brands, as well as a higher incentive compensation accrual. Acquisitions added approximately 2% to year-on-year selling and marketing expense growth.

Selling and marketing expenses increased $475 million in 2013 compared to 2012 driven by increases in direct costs of $413 million, including online and offline marketing expenses. trivago, Brand Expedia and Hotels.com accounted for the majority of the total direct cost increases. In addition, higher personnel expenses of $62 million also contributed to the increase and were driven by the addition of trivago headcount as well as increased headcount across our lodging supply organization, eLong and Core OTA brands. Acquisitions, primarily trivago, added approximately 9% to year-on-year selling and marketing expense growth.

Technology and Content

	Year ended December 31,			% Change
	2014	2013	2012	2014 vs 2013	2013 vs 2012
	($ in millions)
Personnel and overhead	$370	$324	$290	14%	12%
Depreciation and amortization of technology assets	214	163	119	31%	38%
Other	102	91	76	12%	19%

Total technology and content	$686	$578	$485	19%	19%

% of revenue	11.9%	12.1%	12.0%

Technology and content expense includes product development and content expense, as well as information technology costs to support our infrastructure, back-office applications and overall monitoring and security of our networks, and is principally comprised of personnel and overhead, depreciation and amortization of technology assets including hardware, and purchased and internally developed software, and other costs including licensing and maintenance expense and stock-based compensation.

Technology and content expense increased $108 million in 2014 compared to 2013 primarily due to increased depreciation and amortization of technology assets of $51 million as well as increased personnel and overhead costs, net of capitalized salary costs, of $46 million for additional personnel to support key technology projects for Brand Expedia, eLong, our corporate technology function and trivago, as well as a higher incentive compensation accrual.

The year-over-year increase in technology and content expense of $93 million in 2013 was primarily due to higher personnel costs, net of capitalized salary costs, of $34 million for additional headcount to support key technology project for our corporate technology function, Brand Expedia and supply organization as well as increased depreciation and amortization of technology assets of $44 million.

General and Administrative

	Year ended December 31,			% Change
	2014	2013	2012	2014 vs 2013	2013 vs 2012
	($ in millions)
Personnel and overhead	$277	$248	$225	12%	10%
Professional fees and other	148	129	120	15%	7%

Total general and administrative	$425	$377	$345	13%	9%

% of revenue	7.4%	7.9%	8.6%

General and administrative expense consists primarily of personnel-related costs, including our executive leadership, finance, legal and human resource functions as well as fees for external professional services including legal, tax and accounting, and other costs including stock-based compensation.

General and administrative expense increased $48 million in 2014 compared to 2013 due primarily to personnel and overhead expense increases of $29 million, of which additional headcount costs, including higher incentive compensation accruals, drove the majority of the total increase. Professional fees and other increased $19 million during 2014 compared to 2013 primarily due to an increase in acquisition-related expenses of $10 million as well as higher stock-based compensation of $8 million.

In 2013, the $32 million increase in general and administrative expense was primarily due to higher personnel and overhead expenses of $22 million, of which additional headcount drove the majority of the total increase. In addition, professional fees and other increased $10 million in 2013 driven in large part by higher professional fees. Acquisitions added approximately 3% to the year-on-year general and administrative expense growth.

Amortization of Intangible Assets

	Year ended December 31,			% Change
	2014	2013	2012	2014 vs 2013	2013 vs 2012
	($ in millions)
Amortization of intangible assets	$80	$72	$32	11%	126%
% of revenue	1.4%	1.5%	0.8%

In 2014, amortization increased $8 million compared to 2013 primarily due to amortization related to new business acquisitions, partially offset by the completion of amortization related to certain intangible assets.

In 2013, amortization increased $40 million compared to 2012 due to amortization related to new business acquisitions, including trivago in March 2013. In addition, amortization included an approximate $3 million impairment loss related to an indefinite-lived trade name in our Core OTA segment.

Legal Reserves, Occupancy Tax and Other

	Year ended December 31,			% Change
	2014	2013	2012	2014 vs 2013	2013 vs 2012
	($ in millions)
Legal reserves, occupancy tax and other	$42	$78	$117	(47%)	(33%)

Legal reserves, occupancy tax and other consists of increases in our reserves for court decisions and the potential and final settlement of issues related to hotel occupancy taxes, expenses recognized related to monies paid in advance of occupancy and other tax proceedings (“pay-to-play”) as well as certain other legal reserves.

During 2014, we recognized approximately $25.5 million related to monies paid in advance of litigation in the San Francisco occupancy tax proceedings. During 2013, we recognized $64 million for amounts paid or expected to be paid in advance of litigation primarily related to penalties and interest in connection with Hawaii’s general excise tax litigation. During 2012, we recognized $110 million related to monies expected to be paid in advance of litigation related to Hawaii’s general excise tax litigation. For additional information, see Note 17 — Commitments and Contingencies in the notes to the consolidated financial statements.

Restructuring and Related Reorganization Charges

In conjunction with the migration of technology platforms and centralization of technology, supply and other operations primarily related to acquisition integration including Wotif Group, we recognized $26 million in restructuring charges during the fourth quarter ended December 31, 2014. These charges were primarily related to severance and related benefits as well as an Australian stamp duty tax that is payable to certain Australian jurisdictions related to business restructuring events. We expect an additional $10 million to $15 million of restructuring charges, most of which we expect to occur in the first half of 2015. For additional information, see Note 15 — Restructuring and Related Reorganization Charges in the notes to the consolidated financial statements.

Acquisition-related and other

During 2013, we recorded approximately $57 million of stock-based compensation to acquisition-related and other expense in connection with the trivago acquisition as well as $10 million related to the upfront consideration paid to settle a portion of an employee compensation plan of trivago. For additional information, see Note 3 — Acquisitions in the notes to the consolidated financial statements.

Operating Income

	Year ended December 31,			% Change
	2014	2013	2012	2014 vs 2013	2013 vs 2012
	($ in millions)
Operating income	$518	$366	$432	41%	(15%)
% of revenue	9.0%	7.7%	10.7%

In 2014, operating income increased due to the growth in revenue, acquisition-related and other expenses in 2013 that did not recur and lower legal reserve, occupancy tax and other charges in the current year, partially offset by restructuring and related reorganization charges in 2014.

In 2013, operating income decreased primarily due to increased costs and expense in excess of revenue as described above, partially offset by the growth in revenue and lower charges related to the Hawaii excise tax litigation.

Interest Income and Expense

	Year ended December 31,			% Change
	2014	2013	2012	2014 vs 2013	2013 vs 2012
	($ in millions)
Interest income	$27	$25	$26	10%	(6%)
Interest expense	(98)	(87)	(88)	12%	(0%)

Interest income increased in 2014 primarily due to higher average cash, cash equivalent and investment balances. Interest income decreased slightly in 2013 primarily due to lower average cash, cash equivalent and investment balances.

Interest expense increased in 2014 compared to 2013 primarily as a result of additional interest on the $500 million senior unsecured notes issued in August 2014.

Other, Net

Other, net is comprised of the following:

	Year ended December 31,
	2014	2013	2012
	($ in millions)
Foreign exchange rate gains (losses), net	$6	$(1)	$(16)
Equity gains (losses) of unconsolidated affiliates	3	3	(5)
Other	9	(5)	1

Total other, net	$18	$(3)	$(20)

Provision for Income Taxes

	Year ended December 31,			% Change
	2014	2013	2012	2014 vs 2013	2013 vs 2012
	($ in millions)
Provision for income taxes	$92	$84	$47	9%	79%
Effective tax rate	19.7%	28.0%	13.4%

The decrease in the effective rate for 2014 compared to 2013 is primarily due to the expiration of the statute of limitations for the 2001 through 2005 federal tax years and the associated release of liabilities related to uncertain tax positions as well as non-deductible stock-based compensation recorded related to the trivago acquisition and non-deductible penalties included in the Hawaii pay-to-play assessments in 2013. Our effective tax rate for 2014 was lower than the 35% federal statutory rate due to earnings in foreign jurisdictions outside of the United States, predominately Switzerland, where our statutory income tax rate is lower as well as the release of liabilities related to uncertain tax positions.

The increase in the effective rate for 2013 compared to 2012 is primarily due to recording a valuation allowance related to deferred tax assets of certain Australian and Chinese entities in 2013 compared to the releasing of a valuation allowance related to deferred tax assets of certain French entities in 2012 as well as non-deductible charges in 2013 in connection with the trivago acquisition and Hawaii pay-to-play assessments mentioned above. In 2013, our effective tax rate was lower than the 35% federal statutory rate primarily due to earnings in jurisdictions outside the United States, partially offset by the factors affecting year-over-year comparability.

In 2012, our effective tax rate was lower than the 35% federal statutory rate primarily due to earnings in jurisdictions outside the United States as well as the release of a valuation allowance at certain French entities.

Discontinued Operations, Net of Taxes

On December 20, 2011, following the close of trading on the Nasdaq Stock Market, we completed the spin-off of TripAdvisor, which consisted of the domestic and international operations previously associated with our TripAdvisor Media Group, to Expedia stockholders. During 2012, we incurred a loss from early extinguishment of our 8.5% senior notes due 2016 (the “8.5% Notes”) resulting directly from the spin-off of TripAdvisor. The pre-tax loss was approximately $38 million (or $24 million net of tax), which included an early redemption premium of $33 million and the write-off of $5 million of unamortized debt issuance and discount costs. This loss was recorded within discontinued operations in the first quarter of 2012, as that was the period in which the 8.5% Notes were legally extinguished.